Exhibit 10.2
March 9, 2026
Mike Panos
[Address on file]

Dear Mike:

Insulet Corporation (“Insulet” or the “Company”) is pleased to offer you the full-time position of Executive Vice President, Chief Commercial Officer, reporting directly to Ashley McEvoy, President and Chief Executive Officer. Your principal place of employment will be at the Company’s headquarters in Acton, Massachusetts. We are excited about the prospect of you joining Insulet and look forward to your meaningful contribution to the team. Your first day of employment will be March 30, 2026.

Your annual base salary will be $550,000.00, paid on a biweekly basis, in accordance with the Company’s normal payroll practices as established or modified from time to time.

You are eligible to participate in our annual bonus program beginning calendar year 2026, with a target of 65.00% of your base salary. Any payout for the current calendar year will be pro-rated based on your date of hire. Payout typically takes place in the first quarter following the end of the calendar plan year. The design of the Company’s annual bonus program will be determined by the Company and there are no guarantees with respect to how any design changes will affect future bonus payments to you.

The Company is committed to sharing its continued success with its employees through long-term incentive opportunities. You will be eligible to participate in the Company's long-term incentive (LTI) program, with an annual LTI target of $2,300,000.00. The design of the SCompany's annual equity program will be determined by the Company and there are no guarantees with respect to how any design changes will affect future equity awards to you. Awards are discretionary and not guaranteed.

Your 2026 annual LTI award will be granted to you on your start date with 50% of this award provided to you in the form of performance restricted stock units (PSUs), 25% in the form of restricted stock units (“RSUs”) and 25% in the form of non-qualified stock options (“NSOs”). The award value will be converted to PSUs, RSUs and NSOs (each subject to rounding down to the nearest whole share) based on the closing price of a share of Insulet common stock on the grant date. PSUs vest subject to the performance criteria and vesting provisions over a three-year performance period. RSUs will vest in substantially equal installments on the first, second, and third anniversaries of the grant date. NSOs will vest in substantially equal installments on the first, second, third, and fourth anniversaries of the grant date.

In addition, the Company will pay you a one-time signing bonus of $100,000.00 payable in March 2027. This is considered taxable income and will be subject to applicable withholdings. If your employment ends prior to March 2027 for any reason other than a termination for Cause or a voluntary resignation, you will remain eligible to receive the signing bonus, which shall be paid within sixty (60) days following your last day of employment.

You are eligible for severance and change in control benefits pursuant and subject to the terms of the Insulet Corporation Amended and Restated Executive Severance Plan. You will also be eligible to participate in the Company’s benefits programs to the same extent as, and subject to the same terms, conditions, and limitations applicable to, other similarly situated employees of the Company. For a more detailed understanding of the benefits and the applicable eligibility requirements, please consult the applicable summary plan descriptions.

In order to protect Insulet’s substantial investment of time and money in the creation and maintaining of its conﬁdential information and good-will with its customers and business partners, all employees are required to execute the Company’s standard confidential information and restrictive covenant agreement as a condition of employment with Insulet. Further, Insulet respects any obligations you may have with your current/former employer(s) (including safeguarding its conﬁdential information), and we expect you to honor them as well. To that end, you confirm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, from your current or former employer to Insulet without written authorization from your current/former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with Insulet.

While we are hopeful and conﬁdent that our relationship will be mutually rewarding, satisfactory and sustaining, this letter shall not be construed as an agreement, either express or implied, to employ you for any stated term and shall in no way alter Insulet’s policy of employment at will, under which both you and Insulet remain free to end the employment relationship, for any reason, at any time, with or without notice. Similarly, nothing in this letter shall be construed as an agreement, either express or implied, to pay you any compensation or grant you any beneﬁt beyond the end of your employment with Insulet.

Please note, this offer of employment is contingent on: (i) verification of your right to work in the United States, as demonstrated by your completion of the Form I-9 upon hire and your submission of acceptable documentation (as noted on the Form I-9) verifying your identity and work authorization within three (3) days of starting employment; (ii) satisfactory completion of a background investigation, for which the required notice and consent forms shall be emailed to you after execution of this Offer Letter; (iii) execution of Insulet’s Confidential Information and Restrictive Covenant Agreement prior to your start date; and (iv) Insulet receiving verification that you hold the qualification(s) for the Executive Vice President, Chief Commercial Officer position. This offer will be withdrawn if any of the above conditions are not satisfied.

This letter constitutes our entire offer regarding the terms and conditions of your employment by Insulet, and it supersedes any prior agreements or other promises or statements (whether oral or written) regarding the offered terms of employment. Insulet reserves the right, in its sole discretion, to prospectively modify or rescind any of the terms set forth in this letter at any time during the course of your employment, to the extent permitted by law.

It is with great pleasure that we welcome you to Insulet! We recognize that our success is the direct result of the contributions made by our dedicated and talented workforce. We look forward to further strengthening the Insulet team with your contributions.

Best regards,

/s/ Lisa Blair Davis
Lisa Blair Davis
Senior Vice President, Chief Human Resources Officer

Acceptance: Your signature below confirms your acceptance of the offer to join Insulet as EVP, Chief Commercial Officer and also confirms you have reviewed the job description for this position and that you meet the minimum qualifications required of this role.

/s/ Mike Panos
Mike Panos
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